Exhibit (h)(3)

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND

DISTRIBUTION AND SERVICING PLAN

December 5, 2025

This Distribution and Servicing Plan (the “Plan”) has been adopted on a voluntary basis in conformity with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Monroe Capital Enhanced Corporate Lending Fund, a Delaware statutory trust (the “Fund”), with respect to its classes of shares of beneficial interest (each, a “Class”) listed on Appendix A, as amended from time to time, subject to the terms and conditions set forth herein.

1.	Distribution Fee and Shareholder Servicing Fee

The Fund may pay to the Fund’s principal managing dealer (the “Managing Dealer”), in its capacity as principal managing dealer of the Fund’s shares of beneficial interest, with respect to and at the expense of each Class listed on Appendix A, a fee for (i) distribution and sales support services (the “Distribution Fee”), as applicable, and/or (ii) shareholder services (the “Servicing Fee”), and each as more fully described below (together, the “Shareholder Servicing and/or Distribution Fee”), such fee to be paid at the rate per annum of the aggregate net asset value (“NAV”) as of the beginning of the first calendar day of each applicable month of the Class specified with respect to such Class under the column “Shareholder Servicing and/or Distribution Fee” on Appendix A (or such lesser amount as the Fund’s Board of Trustees may, from time to time, determine). In addition, the Fund may pay to the Managing Dealer a Managing Dealer Fee, as set forth on Appendix B (the “Managing Dealer Fee”). The Distribution Fee and the Managing Dealer Fee under the Plan will be used primarily to compensate the Managing Dealer for such services provided in connection with the offering and sale of shares of the applicable Class, and/or to reimburse the Managing Dealer for related expenses incurred, including payments by the Managing Dealer to compensate or reimburse brokers, other financial institutions or other industry professionals (collectively, “Selling Agents”), for distribution services and sales support services provided and any related expenses incurred by such Selling Agents. Payments of the Distribution Fee on behalf of a particular Class must be in consideration of services rendered for or on behalf of such Class. However, joint distribution or sales support financing with respect to the shares of the Class (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Managing Dealer) are permitted in accordance with applicable law. Payments of the Servicing Fee will be used to compensate the Managing Dealer for personal services and/or the maintenance of shareholder accounts services provided to shareholders in the related Class and to reimburse the Managing Dealer for related expenses incurred, including payments by the Managing Dealer to compensate or reimburse brokers, dealers, other financial institutions or other industry professionals that are furnishing such services. Payments of the Shareholder Servicing and/or Distribution Fee or the Managing Dealer Fee may be made without regard to expenses actually incurred.

2.	Adviser Revenue Sharing

The Fund and/or Class I, Class S and Class D will pay a management fee to the Monroe Capital BDC Advisors, LLC, the Fund’s investment adviser (the “Adviser”), pursuant to an investment advisory agreement between the Fund and the Adviser; Class I will not make separate payments as a result of this Plan to the Adviser, the Managing Dealer or any Selling Agent. It is recognized that the Adviser may use its revenues, including management fees paid by the Fund and/or Class I, Class S or Class D (if any), as well as its past profits or its resources from any other source, to make payment to the Managing Dealer, Selling Agents and/or other distributors, brokers, dealers or other financial intermediaries with respect to any expenses incurred in connection with the distribution of Class I, Class S or Class D shares, or shareholder support services relating to any such Class, including the activities referred to in Section 1 above. To the extent that any payments made by the Fund and/or Class I, Class S or Class D to the Adviser, including payment of management fees (if any), should be deemed to be indirect financing of any activity primarily intended to result in the sale of Class I, Class S or Class D shares within the meaning of the Rule, then such payments shall be deemed to be authorized by this Plan.

3.	Calculation and Payment of Fees

The amount of the Shareholder Servicing and/or Distribution Fee payable with respect to each Class listed on Appendix A will be calculated at the rate per annum of the aggregate NAV as of the beginning of the first calendar day of each applicable month, payable monthly in arrears, at the applicable annual rates indicated on Appendix A. The Shareholder Servicing and/or Distribution Fee will be calculated and paid separately for each Class. The Managing Dealer Fee shall be paid in arrears on a quarterly basis. To the extent that the balance of the Shareholder Servicing and/or Distribution Fee received by the Managing Dealer is sufficient to cover the Managing Dealer Fee in any quarter, the Managing Dealer Fee shall be paid from such balance.

4.	Approval of Plan

The Plan will become effective, as to any Class (including any Class not currently listed on Appendix A), upon the later of (a) its approval by (i) a majority of the Board of Trustees, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (“Qualified Trustees”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan (or as may otherwise be permitted by applicable law and regulations or by orders of or guidance from the SEC), and (ii) with respect to Section 1 of the Plan only, if the Plan is adopted for a Class after any public offering of shares of the Class or the sale of shares of the Class to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund, or affiliated persons of such promoters, a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class, and (b) the Fund’s initial registration statement on Form N-2 being declared effective by the SEC.

5.	Continuance of the Plan

The Plan shall, unless earlier terminated in accordance with its terms, continue in full force and effect with respect to a Class so long as such continuance is specifically approved at least annually by the Fund’s Board of Trustees in the manner described in Section 4(a)(i) above.

6.	Implementation

All agreements with any person relating to implementation of this Plan with respect to any Class shall be in writing, and any agreement related to this Plan with respect to any Class shall provide: (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by a majority vote of the outstanding voting securities (as defined in the 1940 Act) of the relevant Class, on not more than 60 days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment (as defined under the 1940 Act).

7.	Termination

This Plan may be terminated at any time with respect to the shares of any Class by vote of a majority of the Qualified Trustees, or by a majority vote of the outstanding voting securities (as defined in the 1940 Act) of the relevant Class.

8.	Amendments

The Plan may not be amended with respect to any Class so as to increase materially the amount of the Shareholder Servicing and/or Distribution Fee or the Managing Dealer Fee describe in Section 1 above with respect to such Class without approval in the manner described in Section 4(a)(i) above and by a majority vote of the outstanding voting securities (as defined in the 1940 Act) of the relevant Class. All material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 4(a)(i) above.

9.	Written Reports

While the Plan is in effect, the Fund’s Board of Trustees will receive, and the Trustees will review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

10.	Preservation of Materials

The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

11.	Qualified Trustees

While this Plan is in effect, the selection and nomination of the Fund’s Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund shall be committed to the discretion of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund.

12.	Severability

If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

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APPENDIX A TO DISTRIBUTION AND SERVICING PLAN

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND

Class of Shares of Beneficial Interest	Shareholder Servicing and/or Distribution Fee
Class I Shares	N/A
Class S Shares	0.85%
Class D Shares	0.25%

APPENDIX B TO DISTRIBUTION AND SERVICING PLAN

MONROE CAPITAL ENHANCED CORPORATE LENDING FUND

MANAGING DEALER FEES

Managing Dealer Fee:

2 basis points paid on any new capital raised in the Fund’s continuous public offering of the Fund’s common shares of beneficial interest, paid quarterly in arrears.